Exhibit 99.1

FOR IMMEDIATE RELEASE:	September 28, 2011
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274

AETRIUM ANTICIPATES THIRD QUARTER REVENUE DECLINE

St. Paul, Minn (9/28/11)—Aetrium Incorporated (Nasdaq:ATRM) today announced that it now expects revenue for its third quarter ending September 30, 2011 to be approximately $1.5 million, significantly below its second quarter 2011 revenue of $3.3 million.

“Industry analysts and many semiconductor companies are now forecasting sequentially declining revenues for third quarter of 2011,” commented John J. Pollock, president and chief executive officer of Aetrium. “These deteriorating industry conditions have obviously impacted the demand for our products this quarter, and that has been particularly true for our test handler products. Our visibility remains very limited, but based upon analyst forecasts and the cautious outlooks of reporting semiconductor companies, we are planning for soft industry conditions for the next two quarters that may keep our revenues below breakeven. Accordingly, we have implemented expense reduction measures that include a 15% reduction in our workforce and wage reductions of up to 10% for our officers. We are also evaluating the impact of these deteriorating industry conditions on our forecasts for sales of some of our older products, and consequently on our ability to fully realize our inventories for these products. We believe this evaluation will result in a significant obsolescence charge against these inventories that we will recognize in this quarter.

“At the same time, we are continuing to improve our market position through our customer evaluations of our latest generation VMAX test handler and our most advanced modules for our reliability test systems,” Mr. Pollock continued, “and we will continue to aggressively pursue that strategy regardless of industry conditions. As a result we believe we will be well positioned to take full advantage of the next industry upswing.”

Certain matters in this news release are forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2010.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.